MODESITT AND SHAW
                                ATTORNEYS AT LAW
                        1500 DENVER U.S. NATIONAL CENTER
                                  1700 BROADWAY
                             DENVER, COLORADO 80202
LELAND E. MODESITT
RICHARD H. SHAW                                               TELEPHONE 292-1650
PETER L. GARRETT                                                 AREA CODE 303
NORMAN D. JOHNSON
                                January 16, 1968


Financial Dynamics Fund, Inc.
950 Broadway
Denver, Colorado

Gentlemen:

         This is in response to your request for an opinion as to the legality of two million shares of capital stock of Financial Dynamics, Inc., currently being registered with the Securities and Exchange Commission by post-effective amendment to the registration statement (Form S-5) under the Securities Act of 1933 as amended.

         We have examined a certified copy of the Certificate of Incorporation of Financial Dynamics Fund, Inc., as filed for record in the office of the Secretary of State of the State of Colorado on February 17, 1967, the by-laws and other documents included in the registration statement and the current post-effective amendment thereto.

         Based upon our examination, we are of the opinion that Financial Dynamics, Inc., is a corporation duly organized and existing under and by virtue of the laws of the State of Colorado with full power to issue its shares of capital stock and that said shares when issued and sold in the manner and on the terms set forth in the post-effective amendment to the registration statement will be legally and validly issued, fully paid and non-assessable shares of the corporation of the par value of 1(cent) per share, with the rights and privileges set forth in the Certificate of Incorporation.

         We hereby consent to the use of this opinion in the above-mentioned post-effective amendment to the registration statement and further consent to reference to our name therein.

                                                        Very truly yours,

                                                        MODESITT AND SHAW

                                                        /s/ Leland E. Modesitt
                                                        ----------------------
                                                        Leland E. Modesitt
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